Exhibit 99.3

The following statements amend the Annual Report on Form 18-K for the fiscal year ended March 31, 2017:

The section “Economy” on page 26 of the Exhibit 99.1 is hereby amended by adding the following text after the third paragraph of the subsection “Softwood Lumber Dispute”:

“The DOC afterward published on June 26, 2017, additional preliminary antidumping duties ranging from 4.59% to 7.72% for investigated companies, Resolute Forest Products having the lowest rates at 4.59%. For all other Canadian companies, preliminary antidumping duties are set to 6.87%. Final determinations for both countervailing duties and antidumping duties are expected in mid-November 2017.”